FOR IMMEDIATE RELEASE	For More Information Contact: Dena M. Hall Vice President (413) 787-1700

UNITED FINANCIAL BANCORP, INC. ANNOUNCES EARNINGS FOR THIRD QUARTER
AND FIRST NINE MONTHS OF 2005

WEST SPRINGFIELD, MA—October 27, 2005—United Financial Bancorp, Inc. (the “Company”) (NASDAQ:UBNK), the holding company for United Bank (the “Bank”), reported a net loss of $173,000 for the quarter ended September 30, 2005. Included in the results was a one-time after-tax expense of $2.2 million which was incurred to establish and fund the new United Charitable Foundation. Excluding this charge for the charitable foundation, net income would have been $2.0 million for the three-month period, compared to $1.7 million for the same three-month period in 2004. Since the Company’s initial public offering of common stock concluded during this quarter, earnings per share data is not being presented as it is not considered meaningful. For the nine months ended September 30, 2005, net income amounted to $2.8 million versus $4.3 million for the nine months ended September 30, 2004.

“We are pleased to report extremely good results, in this our first quarter operating as a public company,” said Richard B. Collins, President and Chief Executive Officer. “Strong loan growth, particularly in the residential mortgage area and a record number of new core deposit accounts and the resultant increases in interest and fee income contributed to the increase in net income in both the three- and nine-month periods, exclusive of the impact of establishing the charitable foundation,” he said.

“We also realized an important milestone with UBNK’s inclusion in the Russell 3000 Index as of September 30, 2005,” Collins said. “Our focus continues to be on increasing market share and meeting the needs of both our shareholders and customers, as we actively investigate opportunities to expand our franchise and our core business lines,” he said.

The Company’s initial public offering concluded on July 11, 2005. The Company raised $74.8 million in the offering, selling 7.5 million shares of common stock at $10 per share. This represented 44.6% of the stock issued. In addition, 344,100 shares or 2.0% of the shares outstanding were contributed to the charitable foundation. United Mutual Holding Company holds the remaining 53.4% of the outstanding shares.

Total assets increased to $898.1 million at September 30, 2005 from $772.0 million at December 31, 2004, an increase of 16.3%. $81.0 million of this growth occurred in the securities portfolios while net loans increased $41.1 million. This growth was funded by an increase in total deposits of $34.6 million, advances from the Federal Home Loan Bank of Boston of $16.8 million and the proceeds of the initial public offering. During the three-month period ended September 30, 2005, total assets decreased $54.6 million as a result of the $58.4 million in refunds issued due to the stock offering being oversubscribed.

Financial Highlights Include:

  Asset quality remained strong with delinquencies at .53% of total loans and non-performing loans at .29% of total assets at September 30, 2005 compared to .75% and .49%, respectively, at December 31, 2004. At September 30, 2005 the allowance for loan losses amounted to $6.5 million. This represented 1.05% of total loans, the same ratio that existed at the end of the prior quarter.

  Deposits were $648.2 million at September 30, 2005, compared to $613.7 million at December 31, 2004. Growth occurred in both interest and non-interest bearing accounts. Non-interest bearing accounts grew by 10.2% from December 31, 2004 to September 30, 2005.

  Net interest income before provision for loan losses for the three-month period ended September 30, 2005 grew to $7.3 million from $6.3 million for the same period of one year ago. This represented a 15.9% increase, most of which was a result of investment of the stock offering proceeds. For the three-month period ended September 30, 2005, our interest rate spread amounted to 2.7% which was a decrease from the 3.1% result in the same period of 2004. Net interest margin was 3.3% for the three-month period ended September 30, 2005 compared to 3.4% for the same period last year.

  Non-interest income increased $84,000, or 6.7%, to $1.3 million for the three months ended September 30, 2005 compared to the same period last year reflecting modest growth in fee income. For the first nine months of 2005, non-interest income was $3.8 million, compared to $3.6 million for the same period ended September 30, 2004, an increase of 5.3%.

  Non-interest expense increased 88.3% to $8.7 million for the three months ended September 30, 2005 from $4.6 million for the prior year period. For the first nine months of 2005, non-interest expense was $18.6 million, compared to $14.4 million for the same period in 2004, an increase of 29.5%. The increase was primarily due to the contribution to the charitable foundation. Non-interest expense in the nine month period ended September 30, 2004 included expenses of $664,000 related to the conversion of United Bank to a federal charter.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA 01090. The Company’s common stock is traded on the NASDAQ National Market under the symbol UBNK. United Bank provides an array of financial products and services through its 11 branch offices located throughout Western Massachusetts. Through its Financial Services Group, the Bank offers access to a wide range of investment and insurance products and services, as well as financial, estate and retirement planning. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Attached are consolidated balance sheets, statements of operations and select financial ratios.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(Dollars in thousands)

	September 30, 2005	December 31, 2004
ASSETS

Cash and due from banks	$18,876	$15,772
Interest bearing deposits	1,327	7,180
Liquidity and cash funds	2,619	281

Total cash and cash equivalents	22,822	23,233

Securities available for sale, at market value	232,479	152,329
Securities to be held to maturity, at amortized cost (fair value $3,371 in
2005 and $2,498 in 2004)	3,378	2,498
Loans, net of allowance for loan losses of $6,470 in 2005
and $5,750 in 2004	610,330	569,243
Banking premises and equipment, net	8,165	7,671
Accrued interest receivable	4,035	2,862
Deferred tax asset	3,285	1,551
Stock in the Federal Home Loan Bank of Boston	6,588	6,021
Bank-owned life insurance	5,948	5,705
Other assets	1,076	895

TOTAL ASSETS	$898,106	$772,008

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Interest bearing	$553,150	$527,426
Non-interest bearing	95,082	86,246

Total deposits	648,232	613,672
Federal Home Loan Bank of Boston advances	103,492	86,694
Repurchase agreements	5,019	4,317
Escrow funds held for borrowers	1,149	954
Accrued expenses and other liabilities	4,388	4,116

Total liabilities	762,280	709,753

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $0.01 per share, authorized 5,000,000 shares;
none issued	—	—
Common stock, par value $0.01 per share, authorized 60,000,000 shares;
17,205,995 shares issued in 2005 and 100 shares issued in 2004	172	—
Paid-in capital	78,391	—
Unearned ESOP shares	(6,252)	—
Retained earnings	65,385	62,667
Accumulated other comprehensive loss	(1,870)	(412)

Total stockholders' equity	135,826	62,255

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$898,106	$772,008

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September, 30
	2005	2004	2005	2004
Interest and dividend income:
Loans	$8,938	$7,663	$25,462	$21,936
Investments	2,265	1,607	5,653	5,105
Other interest-earning assets	376	66	632	161

Total interest and dividend income	11,579	9,336	31,747	27,202

Interest expense:
Interest on deposits	3,224	2,205	8,705	6,635
Interest on short-term borrowings	463	7	785	161
Interest on long-term debt	613	845	1,999	2,129

Total interest expense	4,300	3,057	11,489	8,925

Net interest income before provision for loan losses	7,279	6,279	20,258	18,277

Provision for loan losses	275	113	825	338

Net interest income after provision for loan losses	7,004	6,166	19,433	17,939

Non-interest income:
Fee income on depositors' accounts	1,092	1,015	3,000	2,692
Gain on sale of loans	—	1	—	11
Net gain on sale of securities	3	5	3	117
Income from bank-owned life insurance	81	75	243	225
Other income	165	161	522	533

Total non-interest income	1,341	1,257	3,768	3,578

Non-interest expense:
Salaries and benefits	2,810	2,343	7,911	6,879
Occupancy expenses	349	322	1,088	1,170
Advertising expenses	239	254	919	873
Data processing expenses	658	646	2,049	1,907
Contributions and sponsorships	3,699	57	3,746	169
Professional fees	189	103	407	246
Other expenses	768	902	2,516	3,151

Total non-interest expense	8,712	4,627	18,636	14,395

Income (loss) before income taxes	(367)	2,796	4,565	7,122

Income tax expense (benefit)	(194)	1,129	1,772	2,852

NET INCOME (LOSS)	$(173)	$1,667	2,793	$4,270

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
SELECTED RATIOS AND YIELDS (unaudited)

(Annualized)

	Three months ended
	Sep-05	Jun-05	Mar-05	Dec-04	Sep-04

Performance Ratios:
Return on average assets*	-0.08%	0.77%	0.69%	0.65%	0.87%
Return on average equity*	-0.73%	10.04%	8.67%	8.09%	11.18%
Average equity to average interest-earning assets	10.80%	7.94%	8.30%	8.30%	8.05%
Equity to total assets at end of period	15.12%	6.81%	7.85%	8.06%	7.87%
Average interest-earning assets to average
interest-bearing liabilities	127.71%	120.33%	119.27%	119.83%	118.56%
Total non-interest expense to average total assets*	3.83%	2.37%	2.56%	2.48%	2.41%
Efficiency ratio*	101.06%	68.02%	66.40%	62.60%	61.40%

Regulatory Capital Ratios:
Core capital	15.30%	6.90%	8.03%	8.11%	7.87%
Tangible capital	15.30%	6.90%	8.03%	8.11%	7.87%
Risk-based capital	24.97%	12.40%	13.12%	12.76%	12.82%

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.29%	0.30%	0.57%	0.49%	0.28%
Non-performing loans as a percent of total loans, gross	0.43%	0.48%	0.78%	0.66%	0.38%
Allowance for loan losses as a percent of total loans, gross	1.05%	1.05%	1.07%	1.00%	0.97%
Allowance for loan losses as a percent of non-performing loans	246.29%	216.14%	137.46%	151.96%	253.81%

Selected Average Yields/Rates
Loans	5.82%	5.80%	5.73%	5.54%	5.51%
Securities	4.26%	3.85%	3.97%	3.81%	3.86%
Total interest earning assets	5.32%	5.18%	5.15%	5.12%	5.04%

Savings accounts	0.69%	0.63%	0.62%	0.63%	0.64%
Money Market/Now accounts	1.90%	1.54%	1.30%	1.16%	1.02%
Certificates of deposit	3.12%	2.95%	2.76%	2.69%	2.61%
Borrowed funds	3.81%	3.49%	3.42%	3.48%	3.45%
Total interest-bearing liabilities	2.59%	2.31%	2.12%	2.06%	1.96%

Interest rate spread	2.73%	2.87%	3.03%	3.06%	3.08%
Net interest margin	3.34%	2.97%	3.37%	3.40%	3.39%

*For the three months ended September 30, 2005, exclusive of the contribution to the United Charitable Foundation, return on average assets, return on average equity, total non-interest expense to average total assets, and efficiency ratio would have been 0.89%, 8.58%, 2.25% and 59.40%, respectively.